EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


SUBSIDIARY                                STATE OF INCORPORATION       DOES BUSINESS AS
----------------------------------------- ---------------------------- -----------------
Arch Canada Inc.                          Ontario, Canada
Arch Communications Enterprises LLC       Delaware                     Arch Paging
Arch Communications, Inc.                 Delaware
Arch Connecticut Valley, Inc.             Massachusetts                Arch Paging
Arch Paging, Inc.                         Delaware                     Arch Paging
Benbow Investments, Inc.                  Delaware
MobileMedia Communications, Inc.          Delaware
MobileMedia Communications
  Corporation of America, Inc.            Delaware                     Arch Paging
MobileMedia License Co., LLC              Delaware